Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Rockwell Automation Elects David A. Zapico to Board of Directors

MILWAUKEE (April 17, 2026) – Rockwell Automation, Inc. (NYSE:ROK), the world’s largest company dedicated to industrial automation and digital transformation, today announced that David A. Zapico was elected to its board of directors effective April 16, 2026. Zapico is Chairman and Chief Executive Officer of AMETEK, Inc., a leading global provider of industrial technology solutions.

“David brings deep industrial market knowledge and a proven track record of driving profitable growth through margin expansion and disciplined capital deployment,” said Blake Moret, chairman and chief executive officer of Rockwell. “As CEO of AMETEK, he has led a global industrial technology company through sustained growth, successful acquisitions, and continuous improvement. David’s experience and perspectives make him an excellent addition to our board.”

In his 36 years with AMETEK, Zapico has held many key leadership roles, including a variety of engineering and management positions. He was elected Chief Executive Officer in 2016 and Chairman of the Board in 2017. Prior to these roles, he served as Executive Vice President and Chief Operating Officer; President, Electronic Instruments; Division Vice President of Process Instruments; and Vice President and General Manager of AMETEK Aerospace and Power Instruments Division.

Zapico holds a Bachelor of Science degree in Electrical Engineering from Case Western Reserve University and a Master of Business Administration degree from Carnegie Mellon University.

About Rockwell Automation
Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 26,000 problem solvers dedicated to our customers in more than 100 countries as of fiscal year end 2025. To learn more about how we are bringing Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

Investor Relations contact:
Aijana Zellner
Head of Investor Relations and Market Strategy
+1 440-289-8439
azellner@rockwellautomation.com

Media contact:
Ed Moreland
Head of Government Affairs and Corporate Communications
+1 571-296-0391
edward.moreland@rockwellautomation.com